EXHIBIT 99.1

Investor Relations contact:
Jeffrey P. Harris
Tel: 415-278-7933
investor_relations@gymboree.com

Media Relations contact:
Jamie Falkowski
Tel: 415-278-7942
media_relations@gymboree.com

The Gymboree Corporation Reports Third Quarter 2007 Results

San Francisco, Calif., November 20, 2007 - The Gymboree Corporation (NASDAQ: GYMB) today reported earnings for the third fiscal quarter ended November 3, 2007, of $26.9 million or $0.91 per diluted share. This compares to earnings from continuing operations of $24.6 million or $0.75 per diluted share for the same period of the prior year.

“Our markdown and promotional strategies allowed us to exceed our original gross margin dollar plan for the quarter despite a more promotional retail environment in the mall,” said Matthew McCauley, Chairman and Chief Executive Officer. “Additionally, our ongoing strategy of being prepared through tight controls on expenses allowed us to leverage SG&A expenses while investing in our new Crazy 8 concept and incremental marketing.”

Net sales from retail operations for the fiscal quarter ended November 3, 2007, totaled $247.6 million, an 18% increase over the $210.0 million in net sales for the third quarter of the prior year. As previously reported, comparable store sales for the third fiscal quarter increased 8% over the same period last year. Total net sales for the third fiscal quarter were $250.7 million, an increase of 18% compared to total net sales of $212.7 million for the third quarter last year.

Business Outlook

For the fourth fiscal quarter, the Company expects a low single digit comparable store sales increase over the same period of the prior year. The Company expects earnings for the fourth fiscal quarter in the range of $0.78 to $0.80 per diluted share. For the full fiscal year 2007, the Company now expects net income to be in the range of $2.54 to $2.56 per diluted share.

Management Presentations

The live broadcast of the discussion of third quarter 2007 financial results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Tuesday, November 20, 2007. To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls, Webcasts & Presentations.” A replay of the call will be available two hours after the broadcast through midnight ET, Tuesday, November 27, 2007, at 800-642-1687, Passcode 8088424.

Gymboree reports same store sales results on a quarterly basis and provides a business update at the end of each month. The next monthly business updates will be available on Thursday, December 6, 2007, January 10, 2008, and February 7, 2008, respectively. Please listen to our monthly business update by calling the Company’s Investor Relations Hotline at 415-278-7933. Each monthly recording will be available through Wednesday of the following week after initial release.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of November 3, 2007, the Company operated a total of 773 retail stores: 592 Gymboree® stores (562 in the United States and 30 in Canada), 80 Gymboree Outlet stores, 88 Janie and Jack® shops and 13 Crazy 8™ stores in the United States.

The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 540 franchised and Company-operated centers in the United States and 29 other countries.

Forward-Looking Statements

The foregoing financial information for the third fiscal quarter ended November 3, 2007, is un-audited and subject to quarter-end and year-end adjustment, and could differ materially from the financial information indicated. The foregoing paragraphs contain forward-looking statements relating to anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended February 3, 2007. These forward-looking statements reflect The Gymboree Corporation’s expectations as of November 20, 2007. The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree and Janie and Jack are registered trademarks of The Gymboree Corporation. Crazy 8 is a trademark of The Gymboree Corporation.

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EXHIBIT A

THE GYMBOREE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and operating data)
(Unaudited)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	November 3,	October 28,	November 3,	October 28,
	2007	2006	2007	2006
Net sales:
Retail	$247,569	$209,987	$634,145	$542,666
Play & Music	3,163	2,708	8,242	7,956
Total net sales	250,732	212,695	642,387	550,622
Cost of goods sold, including
buying and occupancy expenses	(126,020)	(104,037)	(333,661)	(286,404)
Gross profit	124,712	108,658	308,726	264,218
Selling, general and administrative expenses	(80,314)	(68,796)	(222,244)	(196,064)
Operating income	44,398	39,862	86,482	68,154
Other income	691	1,043	2,446	4,029
Income from continuing operations, before income taxes	45,089	40,905	88,928	72,183
Income tax expense	(18,194)	(16,303)	(35,376)	(27,809)
Income from continuing operations, net of tax	26,895	24,602	53,552	44,374
Loss from discontinued operations, net of tax	-	(7,185)	-	(8,530)
Net income	$26,895	$17,417	$53,552	$35,844

Basic per share amounts:
Income from continuing operations, net of tax	$0.94	$0.79	$1.83	$1.40
Loss from discontinued operations, net of tax	-	(0.23)	-	(0.27)
Net income	$0.94	$0.56	$1.83	$1.13

Diluted per share amounts:
Income from continuing operations, net of tax	$0.91	$0.75	$1.76	$1.34
Loss from discontinued operations, net of tax	-	(0.22)	-	(0.26)
Net income	$0.91	$0.53	$1.76	$1.08

Weighted average shares outstanding:
Basic	28,565	31,332	29,294	31,798
Diluted	29,621	32,735	30,438	33,206

Operating Data:
Stores Open at the Beginning of the Period	739	667	698	642
New Stores	34	26	79	51
Closed Stores	-	(1)	(4)	(1)
Stores Open at the End of the Period	773	692	773	692

Gross Store Square Footage	1,489,000	1,298,000	1,489,000	1,298,000
Merchandise Inventories per Square foot	$88	$79	$88	$79

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	November 3,	February 3,	October 28,
	2007	2007	2006
Current Assets
Cash and cash equivalents	$24,096	$27,493	$25,549
Marketable securities	-	129,325	97,600
Accounts receivable	19,403	12,988	14,112
Merchandise inventories	130,520	104,293	102,784
Prepaid income taxes	-	-	11,471
Prepaid expenses and deferred taxes	21,993	19,621	6,912
Current assets of discontinued operations	-	126	2,143
Total current assets	196,012	293,846	260,571

Property and Equipment, net	186,680	150,251	145,521
Lease Rights, Deferred Taxes and Other Assets	14,750	10,111	4,716

Total Assets	$397,442	$454,208	$410,808

Current Liabilities
Accounts payable	$62,974	$55,872	$52,835
Accrued liabilities	75,078	66,334	63,452
Income tax payable	1,641	8,002	-
Current liabilities of discontinued operations	-	1,928	3,350
Total current liabilities	139,693	132,136	119,637

Long Term Liabilities
Deferred rent and other liabilities	61,242	46,345	46,628

Stockholders' Equity	196,507	275,727	244,543

Total Liabilities and Stockholders' Equity	$397,442	$454,208	$410,808